NEWS RELEASE

DELTA NATURAL GAS COMPANY, INC.
Receives regulatory approval for Two-for-One Stock Split (April 17, 2012 Record Date)

WINCHESTER, KY.—(BUSINESS WIRE) (April 9, 2012)—The Board of Directors of Delta Natural Gas Company, Inc. (NASDAQ: DGAS), at its meeting on February 17, 2012, declared a two-for-one stock split of the Corporation’s issued and outstanding common stock for shareholders of record as of April 17, 2012.  In its Order dated March 8, 2012, the Kentucky Public Service Commission approved the two-for-one stock split.  The additional shares to be issued in the stock split are expected to be distributed, and the stock split completed, on May 1, 2012.

As a result of the two-for-one stock split, for every one share of Delta Natural Gas Company, Inc. common stock owned by a shareholder as of the close of business on April 17, 2012, the shareholder will on May 1, 2012 own two shares of Delta Natural Gas Company, Inc. common stock.  Delta Natural Gas Company, Inc. is expected to commence trading on the NASDAQ Global Market on a post-split basis at the opening of the market on May 2, 2012.

The Company currently has 3,407,550 shares of common stock outstanding.  After the stock split, the current number of shares of common stock outstanding will increase to 6,815,100 shares.

For additional information and a list of frequently asked questions (FAQs) related to the two-for-one stock split, please refer to Delta Natural Gas Company’s website at www.deltagas.com.

Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer of Delta Natural Gas Company, Inc., stated, “We would like to thank all shareholders for their continued support and trust in Delta Natural Gas Company, Inc.”

Delta Natural Gas Company, Inc. is engaged primarily in the distribution, transmission, storage and production of natural gas serving approximately 37,000 customers.  Delta Natural Gas Company, Inc. owns and operates gas storage facilities and approximately 2,500 miles of natural gas gathering, transmission, distribution and service lines in 23 central and southeastern Kentucky counties.  The Company may be contacted at (859) 744-6171 or 3617 Lexington Road, Winchester, Kentucky 40391. The Company’s website is: www.deltagas.com.

CONTACT:

Delta Natural Gas Company, Inc.

Emily P. Bennett, Director-Corporate Services
ebennett@deltagas.com